Exhibit 10.6

EXECUTION COPY

INCOME TAX RECEIVABLE AGREEMENT

INCOME TAX RECEIVABLE AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”), dated as of July 10, 2019, by and among Liberty Tax, Inc., a Delaware corporation (the “Corporation”), and each of the TRA Holders (as defined below) from time to time party hereto.

RECITALS

WHEREAS, the TRA Holders hold common units representing membership interests (“Holdco Units”) in Franchise Group New Holdco, LLC, a Delaware limited liability company (“Holdco”);

WHEREAS, Holdco Units together with shares of voting non-economic preferred stock of the Corporation, par value $0.01 per share (“Voting Non-Economic Preferred Stock”) are redeemable pursuant to an Exchange (as defined below) pursuant to and in accordance with the provisions of the Certificate of Designation of the Voting Non-Economic Preferred Stock (as amended, restated or otherwise modified from time to time, the “Certificate of Designation”) and the Holdco Agreement;

WHEREAS, Holdco, and each of its direct and indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes, will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) (and under any similar provisions of applicable state or local law), which election is intended to result in an adjustment to the tax basis of the assets owned (directly or indirectly) by Holdco at the time of an Exchange (as defined below) (such time, the “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Reference Assets”) by reason of such Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of Holdco may be affected by the Basis Adjustment (as defined below) and the Corporation may be affected by the Imputed Interest (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the liability for Taxes of the Corporation.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS and interpretation

SECTION 1.01 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Firm” means an accounting or law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the board of directors of the Corporation.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the applicable TRA Holder and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the applicable TRA Holder.

“Agreement” is defined in the Preamble.

“Base Rate” means, for any day, a floating rate equal to the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a prime rate of the type described, either (a) the per annum rate quoted as the base rate on corporate loans in a different national publication as reasonably selected by the Corporation or (b) the highest per annum rate of interest published by the Board of Governors of the Federal Reserve System in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum. Each change in any interest rate provided for in this Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 1012, 732, 734(b), 743(b) and 754 of the Code and, in each case, comparable sections of state and local tax laws as a result of an Exchange and the payments made pursuant to this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by law to close.

“Certificate of Designation” is defined in the Recitals.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that a Change of Control shall not occur under this subsection if Vintage Capital Management, LLC, or any of its affiliates, by itself or acting together with other TRA Holders as a “group,” becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities; or

(ii) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporations’ assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to any Person, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Code” is defined in the Recitals.

“Corporation” is defined in the Preamble.

“Corporation Return” means the U.S. federal and/or state and/or local Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02.

“Early Termination Payment” is defined in Section 4.03(b).

“Early Termination Schedule” is defined in Section 4.02.

“Early Termination Rate” means 10%.

“Exchange” means any redemption by Holdco and the Corporation, respectively, of Holdco Units and shares of Voting Non-Economic Preferred Stock held by a TRA Holder, or by a permitted transferee of such TRA Holder, in each case in accordance with the Certificate of Designation and the Holdco Agreement.

“Exchange Basis Schedule” is defined in Section 2.02.

“Exchange Date” is defined in the Recitals.

“Expert” is defined in Section 6.12.

“Federal Funds Rate” mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as reasonably determined by the Corporation, quoted for overnight Federal Funds transactions last arranged prior to such day.

“Holdco” is defined in the Recitals.

“Holdco Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdco, dated as of the date hereof, as amended, restated or otherwise modified from time to time.

“Holdco Units” is defined in the Recitals.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporation’s payment obligations under this Agreement.

“IRS” means the United States Internal Revenue Service.

“Market Value” means (i) the low-high average price of the Shares as determined on the applicable Exchange Date on the national securities exchange, interdealer quotation system or over-the-counter market on which such Shares are then listed, quoted or admitted to trading, as reported by The Wall Street Journal; provided that if the low-high average price of the Shares is not determinable by The Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the low-high average price of the Shares as determined on the Trading Day immediately preceding such Exchange Date on the national securities exchange, interdealer quotation system or over-the-counter market on which such Shares are then listed, quoted or admitted to trading, as reported by The Wall Street Journal, or (ii) if the Shares are not listed, quoted or admitted on a national securities exchange, interdealer quotation system or over-the-counter market, the fair market value on the applicable Exchange Date as determined in good faith by the Board of Directors of the Corporation.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but using the Non-Stepped Up Tax Basis instead of the tax basis of the Reference Assets and excluding any deduction attributable to the Imputed Interest.

“Payment Date” means any date on which a payment is made pursuant to this Agreement.

“Person” means and includes any individual, firm, corporation, partnership (including, without limitation, any limited, general or limited liability partnership), company, limited liability company, trust, joint venture, association, joint stock company, unincorporated organization or similar entity or governmental entity.

“Proportionate Share” means an amount equal to a fractional share of the transferring TRA Holder’s Receivable, the numerator of which shall be the number of Holdco Units that have been transferred to such transferee by the TRA Holder and the denominator of which shall be the total number of Holdco Units held by the TRA Holder as of the date of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of the Corporation for such Taxable Year using the “with or without” methodology for U.S. federal income taxes and using an assumed 5% tax rate for all state income taxes. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporation over the Non-Stepped Up Tax Liability for such Taxable Year using the “with or without” methodology for U.S. federal income taxes and using an assumed 5% tax rate for all state income taxes. If all or a portion of the actual liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Receivable” of a TRA Holder means such TRA Holder’s rights, interests and entitlements hereunder as of the date of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 6.12.

“Reference Assets” is defined in the Recitals.

“Schedule” means any of the Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule, and in each case, any amendments thereto.

“Shares” means shares of common stock of the Corporation, par value $0.01 per share.

“Stock Exchange” means the NASDAQ Global Select Market, the New York Stock Exchange, or such other stock exchange or other securities market on which the Shares are at any time listed, quoted or admitted to trading.

“Tax Benefit Payment” is defined in Section 3.01(b).

“Tax Benefit Schedule” is defined in Section 2.03.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the Exchange Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income and any interest, additions to Tax or penalties applicable or related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means the parties hereto (other than the Corporation) and each other individual who from time to time executes a Joinder Agreement in the form attached hereto as Exhibit A.

“Trading Day” means a day on which the Stock Exchange, such other principal United States securities exchange, principal consolidated transaction reporting system, over-the-counter market, principal other automated quotation system or professional market maker, as applicable, on which the Shares are listed, quoted or admitted to trading (or that lists, quotes or trades the Shares, as applicable) is open for the transaction of business (unless such listing, quotation or trading shall have been suspended for the entire day).

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions and other Tax benefits arising from the Basis Adjustment and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions or other Tax benefits would become available, (2) the U.S. federal, state and local income Tax rates that will be in effect for each such Taxable Year and future Taxable Years will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) all taxable income of the Corporation will be subject to the maximum U.S. federal, state and local income Tax rates throughout the relevant period, (4) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Date will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Date through the scheduled expiration of such loss carryovers (provided that, in any year that the Corporation is prevented from fully utilizing net operating losses pursuant to Section 382 of the Code (or any successor provision or similar provision under state law), the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382 of the Code (or any successor provision or similar provision under state law)), (5) any non-amortizable assets are deemed to be disposed of on the Early Termination Date, (6) if, on the Early Termination Date, any TRA Holder has Holdco Units that have not been Exchanged, then such Holdco Units shall be deemed to be Exchanged for the Market Value of the Shares that would be received by such TRA Holder if such Holdco Units had been Exchanged on the Early Termination Date, and such TRA Holder shall be deemed to receive the amount of cash such TRA Holder would have been entitled to pursuant to Section 4.03(a) had such Holdco Units actually been Exchanged on the Early Termination Date, and (7) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed (with any applicable automatic extensions).

“Voting Non-Economic Preferred Stock” is defined in the Recitals.

SECTION 1.02 Interpretation. Unless a clear contrary intention appears: (i) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (vii) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (ix) “or” is used in the inclusive sense of “and/or”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) reference to dollars or $ shall be deemed to refer to U.S. dollars.

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

SECTION 2.01 Basis Adjustment. The Corporation and the TRA Holders acknowledge that, as a result of an Exchange, the Corporation’s tax basis in the applicable Reference Assets shall be increased or decreased, if at all, as provided in the definition of Basis Adjustment. The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts treated as interest under the Code) will have the effect of creating additional Basis Adjustments to the Reference Assets for the Corporation in the year such Tax Benefit Payments are made, and (ii) as a result, such additional Basis Adjustments will be included in computing the current year’s Tax Benefit Payment calculation and included in computing future years’ Tax Benefit Payment calculations, as appropriate. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

SECTION 2.02 Exchange Basis Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each Taxable Year in which any Exchange has been effected, the Corporation shall deliver to the applicable TRA Holder a schedule (the “Exchange Basis Schedule”) showing, in reasonable detail, (i) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, and separately stated for each applicable TRA Holder, (iii) the period or periods, if any, over which the Reference Assets are amortizable or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable or depreciable.

SECTION 2.03 Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the applicable TRA Holder a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year setting forth the Realized Tax Benefit or Realized Tax Detriment for each TRA Holder (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

SECTION 2.04 Procedures, Amendments

(a)               Procedure. Every time the Corporation delivers to a TRA Holder a Schedule under this Agreement, the Corporation shall also (x) make available to the such TRA Holder, upon request, schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow such TRA Holder reasonable access to the appropriate representatives at the Corporation (at no cost) and the Advisory Firm (at such TRA Holder’s sole cost and expense) in connection with a review of such Schedule. A Schedule shall become final and binding on all parties unless the applicable TRA Holder, within thirty (30) calendar days after receiving an Exchange Basis Schedule or amendment thereto or ten (10) calendar days after receiving a Tax Benefit Schedule or amendment thereto, as the case may be, provides the Corporation with written notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within sixty (60) calendar days, if with respect to an Exchange Basis Schedule, or thirty (30) calendar days, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the applicable TRA Holder, the Corporation and the applicable TRA Holder shall employ the Reconciliation Procedures as described in Section 6.12.

(b)               Amended Schedule. Any Schedule for any Taxable Year shall be amended from time to time by the Corporation in good faith (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the applicable TRA Holder, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement; provided, however, that such a change under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be taken into account on an amended Schedule unless and until there has been a Determination with respect to such change.

ARTICLE III
TAX BENEFIT PAYMENTS

SECTION 3.01 Payments

(a)               Payments. Within five (5) Business Days after a Tax Benefit Schedule (or any amendment thereto) becoming final in accordance with Section 2.04(a), the Corporation shall pay to the applicable TRA Holder for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account previously designated by such TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including without limitation U.S. federal or state estimated income Tax payments. Notwithstanding anything herein to the contrary, in no event shall payments to an applicable TRA Holder under this Agreement exceed an amount to be determined on the Exchange Date as agreed to by the Corporation and the applicable TRA Holder.

(b)               A “Tax Benefit Payment” means an amount, not less than zero, equal to 40% of the Corporation’s Realized Tax Benefit, if any, for a Taxable Year, plus, (1) interest calculated at the 10% from the due date (with any applicable automatic extensions) for filing the Corporation Return with respect to Taxes for such Taxable Year until the Payment Date (the “Interest Amount”) and (2) the amount of the excess Realized Tax Benefit reflected on an amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the unamended Tax Benefit Schedule for such previous Taxable Year, and minus, (3) an amount equal to the Corporation’s Realized Tax Detriment (expressed as a negative number) (if any) for any previous Taxable Year, and (4) the amount of the excess Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the amended Tax Benefit Schedule for such previous Taxable Year; provided, that (x) the amounts described in (b)(2), (3) and (4) shall not be taken into account in determining a Tax Benefit Payment attributable to any Taxable Year to the extent such amounts were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year and (y) no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment (other than by reducing the amount of any future Tax Benefit Payment by an amount equal to an overpayment of any previously made Tax Benefit Payment).

(c)               The Corporation and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any Exchange, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

SECTION 3.02 No Duplicative Payments. It is intended that the above provisions will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 40% of the Corporation’s Realized Tax Benefit and Interest Amount is paid to the TRA Holders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

SECTION 3.03 Pro Rata Payments. For the avoidance of doubt, to the extent the Corporation’s utilization of Tax benefits with respect to the Basis Adjustments and Imputed Interest is limited in a particular Taxable Year, or the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on such Tax benefit shall be taken into account, or the Tax Benefit Payments shall be made, as the case may be, to each applicable TRA Holder on a pro rata basis which reflects the proportion of the total amount of Tax benefits attributable to such TRA Holder relative to the aggregate Tax benefits for all of the applicable TRA Holders (as determined by the Corporation in good faith and exercising reasonable discretion).

ARTICLE IV
TERMINATION

SECTION 4.01 Early Termination of Agreement; Breach of Agreement.

(a)               Corporation’s Early Termination Right. The Corporation may terminate this Agreement with respect to all of the Holdco Units held (or previously held and exchanged) by the TRA Holders at any time by paying the TRA Holders the Early Termination Payment; provided that this Agreement shall only terminate upon the receipt of the Early Termination Payments by all TRA Holders that are entitled to the Early Termination Payment. Upon payment of the Early Termination Payment by the Corporation to the TRA Holders, neither the TRA Holders nor the Corporation shall have any further obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporation and the TRA Holders as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payments due for any Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that any amounts described in clause (ii) are included in the Early Termination Payment). Upon payment of all amounts described in this Section 4.01(a), this Agreement shall terminate.

(b)               Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be equal to the amount specifically allocated to the payment under this Section 4.01(b) in the definitive agreements pursuant to which such Change of Control is being implemented. For the avoidance of doubt, if there is no such specific allocation in connection with the Change of Control, there will not be a Tax Benefit Payment payable in connection with the Change of Control. Upon a Change of Control and the payment (if any) of all amounts described in this Section 4.01(b), this Agreement shall terminate.

(c)               Acceleration Upon Breach of Agreement. In the event that the Corporation materially breaches any of its obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder (provided that the TRA Holder has provided written notice of such breach to the Corporation and the Corporation has not cured said breach within thirty (30) days (or such longer period of performance or cure contemplated herein), or by operation of law as a result of the rejection of this Agreement in a claim, litigation, action or other proceeding commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from any TRA Holder (provided, that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the date of such acceleration (except to the extent that any amounts described in clause (iii) are included in the Early Termination Payment). Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of its obligations under this Agreement, a TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement (including through specific performance of such obligations of the Corporation under this Agreement). For purposes of this Section 4.01(c), and subject to the following sentence, the parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months after the date such payment is due shall be deemed to be a material breach by the Corporation of an obligation of the Corporation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach by the Corporation of an obligation of the Corporation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach by the Corporation of an obligation of the Corporation under this Agreement if the Corporation fails to make any Tax Benefit Payment within three (3) months of the date such payment is due to the extent that the Corporation has insufficient funds or cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.02 shall apply to such late payment.

SECTION 4.02 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01(a), the Corporation shall deliver to the TRA Holders notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless the applicable TRA Holder, within ten (10) calendar days after receiving the Early Termination Schedule thereto, provides the Corporation with written notice of a material objection to such Schedule made in good faith. If the parties, negotiating in good faith, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after such Schedule was delivered to the applicable TRA Holder, the Corporation and the applicable TRA Holder shall employ the Reconciliation Procedures as described in Section 6.12.

SECTION 4.03 Payment upon Early Termination.

(a)               Within five (5) Business Days after agreement between the TRA Holders and the Corporation of the Early Termination Schedule pursuant to Section 4.02, the Corporation shall pay to the TRA Holders an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by each TRA Holder.

(b)               The “Early Termination Payment” as of the date of an Early Termination Schedule shall equal the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the TRA Holders beginning from the Early Termination Date assuming the Valuation Assumptions are applied.

ARTICLE V
LATE PAYMENTS; NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 5.01 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the applicable TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon computed at 10% and commencing from the date on which such payment was due and payable.

SECTION 5.02 TRA Holder Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including without limitation the preparation, filing or amending of any Corporation Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the applicable TRA Holder of, and keep the applicable TRA Holder reasonably informed with respect to the portion of, any audit of the Corporation or of Holdco by a Taxing Authority the outcome of which is reasonably expected to materially and adversely affect the applicable TRA Holder’s rights and obligations under this Agreement, and shall provide to the applicable TRA Holder reasonable opportunity to provide information and other input to the Corporation, Holdco and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation shall not be required to take any action that is inconsistent with any provision of the Holdco Agreement or applicable law.

SECTION 5.03 Consistency. Unless there is a Determination or written advice of an Advisory Firm to the contrary, the Corporation and the applicable TRA Holder agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement.

SECTION 5.04 Cooperation. The applicable TRA Holder shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse the TRA Holder for any documented reasonable third-party costs and expenses incurred at the Corporation’s request pursuant to this Section 5.04.

ARTICLE VI
miscellaneous

SECTION 6.01 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, delivered and/or provided (a) when delivered personally or when sent by email of a .pdf attachment (provided, that no notice of non-delivery is generated), or (b) on the next Business Day when dispatched for overnight delivery by Federal Express or a similar courier, in either case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Corporation, to:

Liberty Tax, Inc.

1716 Corporate Landing Parkway

Virginia Beach, VA 23454

Email: tiffany.mcwaters@libtax.com

Attention: Tiffany McMillan McWaters

with copies to:

Hunton Andrews Kurth LLP

951 E. Byrd Street

Richmond, VA 23219

Email: shaas@hunton.com

Attention: Steven M. Haas

Troutman Sanders LLP

600 Peachtree Street NE

Suite 3000

Atlanta, GA 30308

Email: David.Ghegan@troutman.com

Attention: David W. Ghegan

if to the applicable TRA Holder, as set forth on Exhibit B or a Joinder Agreement hereto, and with copies to:

Vintage RTO, L.P.

c/o Vintage Capital Management

4705 S. Apopka Vineland Road

Suite 210

Orlando, FL 32819

Email: bkahn@vintcap.com

Attention: Brian R. Kahn

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 100019

Email: rleaf@willkie.com

Attention: Russell L. Leaf

SECTION 6.02 Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 6.03 Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

SECTION 6.04 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 6.05 Entire Agreement. This Agreement and those documents expressly referred to herein (including the Holdco Agreement and the Certificate of Designation) embody the entire agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

SECTION 6.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 6.07 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

SECTION 6.08 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine, .PDF or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

SECTION 6.09 Successors; Assignment; Amendments. No TRA Holder may assign this Agreement to any Person without the prior written consent of the Corporation, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that, to the extent Holdco Units and Voting Non-Economic Preferred Stock are transferred in accordance with the terms of the Holdco Agreement and the Certificate of Designation, the Proportionate Share of the transferring TRA Holder’s Receivable shall automatically be assigned to the transferee of such Holdco Units and Voting Non-Economic Preferred Stock, and the transferee shall automatically become bound hereby, and such transferee shall execute this Agreement.

No amendment to this Agreement shall be effective unless it shall be in writing and signed by the Corporation and the TRA Holders.

Except as set forth in this Agreement, the Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

SECTION 6.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 6.11 Resolution of Disputes.

(a)              Any and all disputes which are not governed by Section 6.12, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 6.11 and Section 6.12) (each a “Dispute”) shall be governed by this Section 6.11. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)              Notwithstanding the provisions of Section 6.11(a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 6.11(b), each TRA Holder (i) expressly consents to the application of Section 6.11(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c)              EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN Delaware FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 6.11 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 6.11(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d)              The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 6.11(c) and such parties agree not to plead or claim the same.

SECTION 6.12 Reconciliation. In the event that the Corporation and any TRA Holder are unable to resolve a disagreement within the relevant period designated in Section 2.04(a) or Section 4.02, the matter shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be employed by a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the applicable TRA Holder or other actual or potential conflict of interest. The Expert shall use its reasonable best efforts to resolve any matter relating to the Exchange Basis Schedule or an amendment thereto within thirty (30) calendar days and to resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne equally by the applicable TRA Holder and the Corporation, provided, that if the applicable TRA Holder has a prevailing position that is more than 10% of the payment at issue, the Corporation shall reimburse such TRA Holder for any reasonable and documented out-of-pocket costs and expenses incurred in connection with such proceeding. The Expert shall determine which party prevails. The determinations of the Expert pursuant to this Section 6.12 shall be binding on the Corporation and the applicable TRA Holder absent fraud or manifest error.

SECTION 6.13 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. If the Corporation determines that an amount is required to be deducted and withheld, the Corporation shall give the TRA Holder at least three (3) days’ prior written notification of its intention to make any such deduction or withholding and shall reasonably cooperate with the TRA Holder to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable TRA Holder.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Corporation and each TRA Holder have duly executed this Agreement as of the date first written above.

LIBERTY TAX, INC.

By /s/ Michael S. Piper
Name: Michael S. Piper
Title: Chief Financial Officer

VINTAGE RTO, L.P.

By: Vintage RTO GP LLC, its General Partner

By /s/ Brian Kahn
Name: Brian Kahn
Title: Manager

SAMJOR FAMILY LP

By: SAMJOR INC., its general partner

By /s/ Brian Kahn
Name: Brian Kahn
Title: President

BRIAN DEGUSTINO REVOCABLE TRUST

By /s/ Brian DeGustino
Name: Brian DeGustino
Title: Trustee

(Signature Page to Income Tax Receivable Agreement)

AMY DEGUSTINO IRREVOCABLE TRUST

By /s/ Brian DeGustino
Name: Brian DeGustino
Title: Trustee

MARTIN MEYER

/s/ Martin Meyer

FENGFENG REN

/s/ Fengfeng Ren

DAVID O’NEIL

/s/ David O’Neil

JEFFREY D. MILLER

/s/ Jeffrey D. Miller

(Signature Page to Income Tax Receivable Agreement)

Exhibit A

FORM OF

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder letter to the Income Tax Receivable Agreement, dated as of July 10, 2019 (the “Agreement”), among Liberty Tax, Inc., a Delaware corporation (the “Corporation”), and each of the TRA Holders from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have their respective meanings as defined in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. In the event of any conflict between this Joinder Agreement or the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby agrees that the undersigned hereby joins and enters into the Agreement having acquired Holdco Units in Holdco. By signing and returning this Joinder Agreement to the Corporation at [address], Attention: [●], the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a TRA Holder contained in the Agreement, with all attendant rights, duties and obligations of a TRA Holder thereunder. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Corporation, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Name:

Address for Notices:	With copies to:

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date set forth below.

By:
Name:
Title:
Date:

Accepted:

LIBERTY TAX, INC.

By:
Name:
Title:
Date:

(Signature Page to Joinder Agreement to Income Tax Receivable Agreement)

Exhibit B

NOTICE INFORMATION

TRA Holder	Notice Information
Brian Degustino Revocable Trust	c/o Brian DeGustino 32 Wedgewood Drive Hawthorn Woods, IL 60047 Email: degustinob@gmail.com
Amy Degustino Irrevocable Trust	c/o Brian DeGustino 32 Wedgewood Drive Hawthorn Woods, IL 60047 Email: degustinob@gmail.com
Martin Meyer	1801 N. Mohawk St. #B Chicago, IL 60614 Email: martinmey@yahoo.com
Fengfeng Ren	1801 N. Mohawk St. #B Chicago, IL 60614 Email: fengfengrn@gmail.com
David O’Neil	350 N. Orleans St., Suite 2N Chicago, IL 60654-1600
Jeffrey D. Miller	240 Maplewood Rd. Riverside, IL 60546 Email: jdmiller10@protonmail.com
Vintage RTO, L.P.	c/o Vintage Capital Management, LLC 4705 S. Apopka Vineland Road Suite 206 Orlando, FL 32819 Attention: Brian R. Kahn Email: bkahn@vintcap.com
Samjor Family LP	c/o Brian R. Kahn 9935 Lake Louise Drive Windermere, FL 34786 Email: bkahn@vintcap.com